Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-192681; and Form S-8, No. 333-187500) of Aviv REIT, Inc. of our report dated December 23, 2014 with respect to the historical statement of revenue of Certain Properties of Diamond Senior Living, LLC for the year ended December 31, 2013 appearing in Aviv REIT, Inc.’s and Aviv Healthcare Properties Limited Partnership’s Current Report on Form 8-K dated December 23, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 23, 2014